Exhibit 99.1

Enterprise Products Partners L.P. P.O. Box 4324 Houston, TX 77210 (713) 381-6500

Enterprise Reports Record Results for 2013

Houston, Texas (Thursday, January 30, 2014) – Enterprise Products Partners L.P. (“Enterprise”) (NYSE: EPD) today announced its financial results for the three months and year ended December 31, 2013. For the year ended 2013, Enterprise reported record results for each of the following: net income of $2.6 billion; earnings per unit of $2.82 on a fully diluted basis; and gross operating margin of $4.8 billion. Distributable cash flow for 2013 was $3.8 billion.

“Enterprise had another record year in 2013,” stated Michael A. Creel, chief executive officer of Enterprise’s general partner. “We benefited from record volumes in our fee-based businesses attributable to production growth and from strong domestic and international demand for NGLs, particularly from the U.S. petrochemical industry. In 2013, our integrated pipeline system transported a record 5 million barrels per day of NGLs, crude oil, refined products and petrochemicals; our NGL fractionators averaged a record 726,000 barrels per day and our natural gas processing plants had record fee-based volumes of 4.6 billion cubic feet per day.”

“We generated $3.8 billion of distributable cash flow and increased our cash distributions with respect to 2013 by 6.5 percent to $2.74 per unit. Enterprise has increased its cash distribution rate for each of the last 38 consecutive quarters, the longest period for any of the publicly traded energy partnerships, and in excess of 5 percent for each of the last nine years. In 2013, we retained approximately $1.3 billion of distributable cash flow to reinvest in our growth projects and reduce our need to issue additional equity. Distributable cash flow provided 1.5 times coverage of the distributions paid with respect to 2013. We begin 2014 with approximately $4.1 billion of liquidity in unrestricted cash and availability under our bank credit facilities,” said Creel.

“During 2013, we successfully completed and began operations for major growth projects totaling $2.3 billion of investment. Most of these projects were completed on or under budget and on time or ahead of schedule. During the fourth quarter of 2013, we completed $800 million of large projects including our eighth NGL fractionator and the Texas Express Pipeline. In January 2014, we began commercial operations on our ATEX pipeline, which can be expanded to transport up to 265,000 barrels per day of ethane from the Marcellus and Utica shale regions to petrochemical markets on the U.S. Gulf Coast,” continued Creel.

“Including ATEX, we have approximately $7.8 billion of announced, major capital projects under construction that are scheduled to begin commercial operations from 2014 to 2016. Approximately $5.0 billion of these projects are expected to begin operations and start generating cash flow in 2014. The revenues associated with these projects are predominately fee-based and the larger projects have the additional assurance of demand revenues or minimum volume commitments,” stated Creel.

“In 2014, we expect continuing volume and gross operating margin growth from our NGL pipelines and fractionators; crude oil pipelines and storage facilities; and LPG and refined product export terminals as these projects begin operations and volumes increase. We do not expect material improvement in our natural gas processing business in 2014 compared to 2013 due to the continuation of low prices and reduced recoveries for ethane as a result of U.S. ethane supplies that exceed demand; however, we believe ethane demand will continue to grow for the remainder of this decade as the U.S. petrochemical industry modifies existing facilities and completes construction of new plants as well as the development of international demand,” said Creel.

“Over the past few years, we have taken steps to improve the distributable cash flow per unit generated by our growth capital investments that will be a long-term benefit to our limited partners. We simplified our partnership structure and lowered our cost of capital by eliminating our general partner’s incentive distribution rights. We are focused on growth at a reasonable price, not growth at any price. We evaluate growth investment opportunities based on the project’s ability to enhance the value of our existing integrated system of assets, the project’s relative business risk as well as the difference between the project’s expected return on capital and its cost of capital. We believe successful execution on opportunities generated by our midstream system and this disciplined approach to investment will result in distribution growth and an attractive total return for our limited partners. We want to thank our debt and equity investors for their continued support again in 2013,” concluded Creel.

Fourth Quarter 2013 Highlights

•	Enterprise reported record gross operating margin of $1.3 billion for the fourth quarter of 2013. The partnership reported adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) of $1.2 billion, net income of $706 million and earnings per unit of $0.75 on a fully diluted basis. The fourth quarter of 2013 included non-cash charges totaling $44 million, or a loss of $0.05 per unit on a fully diluted basis, for impairments of certain assets. This compares to gross operating margin of $1.2 billion, Adjusted EBITDA of $1.1 billion, net income of $617 million and earnings per unit of $0.68 on a fully diluted basis for the fourth quarter of 2012.

	Three months ended December 31,		Year ended December 31,
	2013	2012	2013	2012
($ in millions, except per unit amounts)
Gross operating margin (1)	$1,291	$1,162	$4,818	$4,387
Net income	$706	$617	$2,607	$2,428
Fully diluted earnings per unit	$0.75	$0.68	$2.82	$2.71
Adjusted EBITDA (1)	$1,244	$1,132	$4,737	$4,330
Distributable cash flow (1)	$1,021	$886	$3,750	$4,133

(1)	Gross operating margin, Adjusted EBITDA and distributable cash flow are non-generally accepted accounting principle (“non-GAAP”) financial measures that are defined and reconciled later in this press release.

•	Enterprise increased its cash distribution with respect to the fourth quarter of 2013 to $0.70 per unit, or $2.80 per unit on an annualized basis, which represents a 6.1 percent increase from the distribution rate paid with respect to the fourth quarter of 2012. This is the 38th consecutive quarterly increase and the 47th increase since the partnership’s initial public offering in 1998. The distribution with respect to the fourth quarter of 2013 will be paid on February 7, 2014 to unitholders of record as of the close of business on January 31, 2014;

•	Enterprise reported distributable cash flow of $1.0 billion for the fourth quarter of 2013, which provided 1.6 times coverage of the $0.70 per unit cash distribution that will be paid to common unitholders. Enterprise retained approximately $382 million of distributable cash flow for the fourth quarter of 2013. Distributable cash flow for the fourth quarter of 2013 included $24 million of proceeds from sales of assets and insurance recoveries;

•	Enterprise’s NGL, crude oil, refined products and petrochemical pipeline volumes for the fourth quarter of 2013 increased 16 percent to a record 5.2 million barrels per day (“BPD”) compared to the fourth quarter of 2012. Total natural gas pipeline volumes were 13.0 trillion British thermal units per day (“TBtud”) for the fourth quarter of 2013 compared to 14.2 TBtud for the fourth quarter of 2012. NGL fractionation volumes for the fourth quarter of 2013 increased 11 percent to a record 781 thousand barrels per day (“MBPD”). Equity NGL production for the fourth quarter of 2013 increased to 145 MBPD, while fee-based natural gas processing volumes for the fourth quarters of 2013 and 2012 were 4.7 billion cubic feet per day (“Bcfd”);

•	Enterprise made capital investments of approximately $1.3 billion during the fourth quarter of 2013, including $78 million of sustaining capital expenditures; and

•	Affiliates of privately-held Enterprise Products Company (“EPCO”), which collectively own our general partner and approximately 36 percent of our outstanding limited partner interests, purchased $25 million of common units from Enterprise Products Partners L.P. in November 2013 through the partnership’s distribution reinvestment plan. During 2013, affiliates of EPCO purchased a total of $100 million of our common units through the distribution reinvestment plan. These affiliates have expressed their willingness to consider investing up to $100 million during 2014 to purchase additional common units. The first such purchase is expected to be $25 million through the partnership’s distribution reinvestment plan for the distribution to be paid on February 7, 2014.

Review of Fourth Quarter 2013 Results

Net income for the fourth quarter of 2013 was $706 million versus $617 million for the fourth quarter of 2012. Net income attributable to limited partners for the fourth quarter of 2013 was $0.75 per unit on a fully diluted basis compared to $0.68 per unit on a fully diluted basis for the fourth quarter of 2012. Net income for the fourth quarter of 2013 included non-cash charges aggregating $44 million, or a loss of $0.05 per unit on a fully diluted basis, for impairments of certain assets.

On January 13, 2013, the Board of Directors of Enterprise’s general partner approved an increase in the partnership’s quarterly cash distribution rate with respect to the fourth quarter of 2013 to $0.70 per unit, representing a 6.1 percent increase over the $0.66 per unit rate that was paid with respect to the fourth quarter of 2012. Enterprise generated distributable cash flow of $1.0 billion for the fourth quarter of 2013 compared to $886 million for the fourth quarter of 2012. Distributable cash flow for the fourth quarter of 2013 included $24 million of proceeds from the sales of assets and insurance recoveries, while distributable cash flow for the fourth quarter of 2012 included $31 million of such proceeds.

Enterprise’s distributable cash flow for the fourth quarter of 2013 provided 1.6 times coverage of the cash distributions that will be paid on February 7, 2014 to unitholders of record on January 31, 2014. The partnership retained approximately $382 million of cash flow for the fourth quarter of 2013, which is available to reinvest in growth capital projects, reduce debt, and decrease our need to issue additional equity.

“The fourth quarter of 2013 demonstrated the benefits of our fee-based midstream energy businesses” said Creel. “Enterprise reported record gross operating margin of $1.3 billion for the fourth quarter of 2013 driven by record NGL, crude oil, refined products and petrochemical pipeline volumes of 5.2 million barrels per day, record NGL fractionation volumes of 781,000 barrels per day and near record fee-based natural gas processing volumes of 4.7 billion cubic feet per day. Gross operating margin earned for the fourth quarter of 2013 exceeded the fourth quarter of 2012 by $129 million, or 11 percent. Likewise, our distributable cash flow, excluding proceeds from the sale of assets and insurance recoveries, was also a record $997 million in the fourth quarter of 2013, a $142 million, or 17 percent, increase compared to the fourth quarter of 2012.”

Review of Segment Performance for the Fourth Quarter of 2013

NGL Pipelines & Services – Gross operating margin for the NGL Pipelines & Services segment was a record $737 million for the fourth quarter of 2013 compared to $632 million for the same quarter of 2012.

Enterprise’s natural gas processing and related NGL marketing business generated gross operating margin of $339 million for the fourth quarter of 2013 compared to $330 million for the fourth quarter of 2012. A $20 million increase in gross operating margin from the NGL marketing business more than offset an $11 million decrease in the natural gas processing business primarily due to lower processing margins.

Enterprise’s natural gas processing plants reported fee-based processing volumes of 4.7 Bcfd in the fourth quarters of both 2013 and 2012. Enterprise’s equity NGL production was 145 MBPD for the fourth quarter of 2013 compared to 96 MBPD for the fourth quarter of 2012. Fee-based natural gas processing volumes and equity NGL production from the partnership’s processing plants in South Texas increased by 0.2 Bcfd and 26 MBPD, respectively, in the fourth quarter of 2013 compared to the fourth quarter of 2012.

Gross operating margin from the partnership’s NGL pipelines and storage business increased $29 million, or 14 percent, to $249 million for the fourth quarter of 2013 from $220 million for the fourth quarter of 2012. NGL pipeline volumes increased by 368 MBPD, or 14 percent, in the fourth quarter of 2013 to 2.9 million BPD compared to the fourth quarter of 2012. The partnership’s South Texas NGL pipeline systems reported a $7 million increase in gross operating margin on a 122 MBPD increase in volume due to Eagle Ford shale production growth. Enterprise’s liquefied petroleum gas (“LPG”) marine import/export terminal on the Houston Ship Channel and its related pipeline reported a $16 million increase in gross operating margin due to the expansion of the facility in March 2013.

Enterprise’s NGL fractionation business reported record gross operating margin of $150 million for the fourth quarter of 2013 compared to $82 million reported for the same quarter of 2012. The partnership’s fractionators at Mont Belvieu generated $56 million of this increase in gross operating margin primarily attributable to a 113 MBPD increase in volume as Fractionators VII and VIII began commercial operations during the fourth quarter of 2013 and Fractionator VI, which began operations in October 2012, was in operation for a full quarter in 2013. Fractionation volumes for the fourth quarter of 2013 increased 11 percent to a record 781 MBPD compared to the same quarter in 2012.

Onshore Natural Gas Pipelines & Services – Enterprise’s Onshore Natural Gas Pipelines & Services segment reported gross operating margin of $187 million for the fourth quarter of 2013 compared to $210 million for the fourth quarter of 2012. Total onshore natural gas pipeline volumes were 12.4 TBtud in the fourth quarter of 2013 compared to 13.4 TBtud in the fourth quarter of 2012.

Gross operating margin from natural gas marketing activities decreased $11 million for the fourth quarter of 2013 compared to the same quarter of 2012 primarily due to lower natural gas sales margins. Aggregate gross operating margin for the Haynesville, Jonah, Piceance Basin and San Juan gathering systems declined by $9 million and aggregate volume on these systems declined by 0.8 TBtud in the fourth quarter of 2013 compared to the fourth quarter of 2012 due to the effects of reduced drilling activities and production declines in the regions served by these systems. In general, producers have reduced their drilling programs in areas that typically have reserves of dry natural gas or natural gas with a lower content of NGLs.

Onshore Crude Oil Pipelines & Services – Gross operating margin from the partnership’s Onshore Crude Oil Pipelines & Services segment increased 21 percent to $163 million for the fourth quarter of 2013 from $135 million for the fourth quarter of 2012. This increase in gross operating margin for the fourth quarter of 2013 was attributable to increased pipeline volumes, including the partnership’s South Texas and West Texas pipeline systems and our Seaway and Eagle Ford joint venture pipelines as well as improved results from our crude oil storage facilities.This increase from our pipelines and storage facilities was partially offset by a $52 million decrease in gross operating margin from our crude oil marketing and related trucking activities due to lower margins as a result of lower regional price differences for crude oil. Total onshore crude oil pipeline volumes increased 42 percent to a record 1.3 million BPD for the fourth quarter of 2013 from 897 MBPD for the fourth quarter of 2012.

Petrochemical & Refined Products Services – Gross operating margin for the Petrochemical & Refined Products Services segment increased 23 percent to $175 million for the fourth quarter of 2013 compared to $143 million for the fourth quarter of 2012.

Gross operating margin for Enterprise’s octane enhancement and high-purity isobutylene business was $33 million for the fourth quarter of 2013 compared to $13 million for the fourth quarter of 2012. This increase was primarily due to an increase in operating days during the fourth quarter of 2013 compared to the fourth quarter of 2012 due to downtime during the fourth quarter of 2012 for the plant’s annual turnaround. Total plant production volumes were 24 MBPD in the fourth quarter of 2013 compared to 15 MBPD for the fourth quarter of 2012.

The partnership’s propylene business reported gross operating margin of $46 million for the fourth quarter of 2013 compared to $34 million for the fourth quarter of 2012 due to higher volumes and sales margins. Propylene fractionation volumes were 82 MBPD for the fourth quarter of 2013 compared to 69 MBPD in the fourth quarter of 2012. Related propylene pipeline volumes were 119 MBPD for the fourth quarter of 2013 compared to 116 MBPD for the fourth quarter of 2012.

Enterprise’s refined products pipelines and related services business reported gross operating margin of $56 million for the fourth quarter of 2013 compared to $53 million for the fourth quarter of 2012. This increase was primarily due to improved results from our refined products marketing and terminal businesses. Total pipeline volumes for this business were 590 MBPD for the fourth quarter of 2013 compared to 589 MBPD for the fourth quarter of 2012.

Enterprise’s butane isomerization business reported gross operating margin of $21 million in the fourth quarter of 2013 compared to $24 million in the fourth quarter of 2012 primarily due to increased maintenance expenses associated with two isomerization plants during the fourth quarter of 2013. Butane isomerization volumes were 93 MBPD for the fourth quarters of both 2013 and 2012.

Enterprise’s marine transportation and other services business reported $19 million of gross operating margin for both the fourth quarters of 2013 and 2012.

Offshore Pipelines & Services – Gross operating margin for the Offshore Pipelines & Services segment was $28 million for the fourth quarter of 2013 compared to $42 million for the same quarter of 2012.

Gross operating margin from Enterprise’s offshore crude oil pipeline business was $22 million for the fourth quarter of 2013 compared to $26 million for the fourth quarter of 2012. Total offshore crude oil pipeline volumes were 309 MBPD in the fourth quarter of 2013 compared to 336 MBPD for the fourth quarter of 2012.

The Independence Hub platform and Independence Trail pipeline reported aggregate gross operating margin of $9 million for the fourth quarter of 2013 compared to $14 million for the fourth quarter of 2012 attributable to lower volumes. Natural gas volumes on the Independence Trail pipeline were 212 BBtud for the fourth quarter of 2013 compared to 313 BBtud in the fourth quarter of 2012. Total offshore natural gas pipeline volumes (including those for Independence Trail) were 594 BBtud for the fourth quarter of 2013 compared to 786 BBtud in the fourth quarter of 2012.

Capitalization

Total debt principal outstanding at December 31, 2013 was approximately $17.4 billion, including $1.5 billion of junior subordinated notes to which the nationally recognized debt rating agencies ascribe partial equity content. At December 31, 2013, Enterprise had consolidated liquidity (defined as unrestricted cash on hand and available borrowing capacity under our revolving credit facilities) of approximately $4.1 billion.

Total capital spending in the fourth quarter of 2013 was $1.3 billion, which includes $78 million of sustaining capital expenditures. Total capital spending for 2013 was $4.5 billion, which includes $292 million of sustaining capital expenditures. We currently expect total capital spending during 2014 to be in the range of $3.9 billion to $4.4 billion, which includes approximately $350 million for sustaining capital expenditures.

Tax Year 2013 K-1 Availability

Enterprise expects to complete the mailing of the partnership’s Schedule K-1s for tax year 2013 to unitholders by February 24, 2014. The K-1s are scheduled to be available online by Noon CT on February 17, 2014 at the following website, http://www.taxpackagesupport.com/enterprise.

Conference Call to Discuss Fourth Quarter 2013 Earnings

Today, Enterprise will host a conference call to discuss fourth quarter 2013 earnings. The call will be broadcast live over the Internet beginning at 9:00 a.m. CT and may be accessed by visiting the company’s website at www.enterpriseproducts.com.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of gross operating margin, distributable cash flow and Adjusted EBITDA. The accompanying schedules provide definitions of these non-GAAP financial measures and reconciliations to their most directly comparable financial measure calculated and presented in accordance with GAAP. Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP. Our non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as we do.

Company Information and Use of Forward-Looking Statements

Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals. Our midstream energy operations include: natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage and import and export terminals (including LPG); crude oil gathering, transportation, storage and terminals; offshore production platforms; petrochemical and refined products transportation and services; and a marine transportation business that operates primarily on the U.S. inland and Intracoastal Waterway systems and in the Gulf of Mexico. The partnership’s assets include approximately 51,000 miles of onshore and offshore pipelines; 200 million barrels of storage capacity for NGLs, crude oil, refined products and petrochemicals; and 14 billion cubic feet of natural gas storage capacity. Additional information regarding Enterprise can be found on its website, www.enterpriseproducts.com.

This press release includes forward-looking statements. Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve certain risks and uncertainties, such as the partnership’s expectations regarding future results, capital expenditures, project completions, liquidity and financial market conditions. These risks and uncertainties include, among other things, insufficient cash from operations, adverse market conditions, governmental regulations and other factors discussed in Enterprise’s filings with the U.S. Securities and Exchange Commission. If any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. The partnership disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.

Contacts: Randy Burkhalter, Vice President, Investor Relations, (713) 381-6812,

Rick Rainey, Vice President, Media Relations, (713) 381-3635

Exhibit A

Enterprise Products Partners L.P.

Condensed Statements of Consolidated Operations – UNAUDITED

($ in millions, except per unit amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Revenues	$13,101.3	$11,072.1	$47,727.0	$42,583.1
Costs and expenses:
Operating costs and expenses	12,177.6	10,231.4	44,238.7	39,367.9
General and administrative costs	49.4	40.1	188.3	170.3

Total costs and expenses	12,227.0	10,271.5	44,427.0	39,538.2

Equity in income of unconsolidated affiliates	41.2	22.1	167.3	64.3

Operating income	915.5	822.7	3,467.3	3,109.2
Other income (expense):
Interest expense	(198.1)	(199.0)	(802.5)	(771.8)
Other, net	(0.4)	—	(0.2)	73.4

Total other expense	(198.5)	(199.0)	(802.7)	(698.4)

Income before income taxes	717.0	623.7	2,664.6	2,410.8
Benefit from (provision for) income taxes	(11.3)	(6.3)	(57.5)	17.2

Net income	705.7	617.4	2,607.1	2,428.0
Net income attributable to noncontrolling interests	(6.8)	(1.9)	(10.2)	(8.1)

Net income attributable to limited partners	$698.9	$615.5	$2,596.9	$2,419.9

Per unit data (fully diluted):
Earnings per unit	$0.75	$0.68	$2.82	$2.71

Average limited partner units outstanding (in millions)	932.5	902.7	921.3	893.2

Supplemental financial data:
Net cash flows provided by operating activities	$1,499.3	$1,275.1	$3,865.5	$2,890.9

Cash used in investing activities	$1,320.0	$1,123.8	$4,257.5	$3,018.8

Cash provided by (used in) financing activities	$(132.0)	$(149.7)	$432.8	$124.2

Depreciation, amortization and accretion	$315.3	$287.0	$1,217.6	$1,104.9

Distributions received from unconsolidated affiliates	$64.0	$49.2	$251.6	$116.7

Total debt principal outstanding at end of period	$17,357.7	$16,179.3	$17,357.7	$16,179.3

Non-GAAP gross operating margin by segment: (1)
NGL Pipelines & Services	$737.4	$632.0	$2,514.4	$2,468.5
Onshore Natural Gas Pipelines & Services	187.1	210.0	789.0	775.5
Onshore Crude Oil Pipelines & Services	163.1	135.0	742.7	387.7
Offshore Pipelines & Services	28.0	42.0	146.1	173.0
Petrochemical & Refined Products Services	175.2	142.7	625.9	579.9
Other Investments	—	—	—	2.4

Total gross operating margin	$1,290.8	$1,161.7	$4,818.1	$4,387.0

Non-GAAP distributable cash flow (2)	$1,021.1	$885.9	$3,750.4	$4,133.3

Non-GAAP Adjusted EBITDA (3)	$1,244.2	$1,132.1	$4,736.8	$4,329.9

Capital spending:
Capital expenditures, net (4)	$988.9	$900.6	$3,382.2	$3,598.5
Investments in unconsolidated affiliates, net	325.7	257.7	1,094.1	608.6
Other, primarily the acquisition of intangible assets	—	11.0	1.0	43.1

Total capital spending	$1,314.6	$1,169.3	$4,477.3	$4,250.2

(1)	See Exhibit D for reconciliation to GAAP operating income.
(2)	See Exhibit E for reconciliation to net cash flows provided by operating activities.
(3)	See Exhibit F for reconciliation to net cash flows provided by operating activities.
(4)	Capital expenditures for property, plant and equipment are presented net of contributions in aid of construction cost.

Exhibit B

Enterprise Products Partners L.P.

Selected Operating Data – UNAUDITED

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Selected operating data: (1)
NGL Pipelines & Services, net:
NGL transportation volumes (MBPD)	2,914	2,546	2,787	2,472
NGL fractionation volumes (MBPD)	781	707	726	659
Equity NGL production (MBPD) (2)	145	96	126	101
Fee-based natural gas processing (MMcf/d) (3)	4,679	4,696	4,612	4,382
Onshore Natural Gas Pipelines & Services, net:
Natural gas transportation volumes (BBtus/d)	12,403	13,378	12,936	13,634
Onshore Crude Oil Pipelines & Services, net:
Crude oil transportation volumes (MBPD)	1,270	897	1,175	828
Offshore Pipelines & Services, net:
Natural gas transportation volumes (BBtus/d)	594	786	678	853
Crude oil transportation volumes (MBPD)	309	336	307	300
Platform natural gas processing (MMcf/d)	155	247	202	291
Platform crude oil processing (MBPD)	17	15	16	17
Petrochemical & Refined Products Services, net:
Butane isomerization volumes (MBPD)	93	93	94	95
Propylene fractionation volumes (MBPD)	82	69	74	72
Octane additive and related plant production volumes (MBPD)	24	15	20	16
Transportation volumes, primarily refined products and petrochemicals (MBPD)	727	726	702	689
Total, net:
NGL, crude oil, refined products and petrochemical transportation volumes (MBPD)	5,220	4,505	4,971	4,289
Natural gas transportation volumes (BBtus/d)	12,997	14,164	13,614	14,487
Equivalent transportation volumes (MBPD) (4)	8,640	8,232	8,554	8,101

(1)	Operating rates are reported on a net basis, which takes into account our ownership interests in certain joint ventures, and include volumes for newly constructed assets from the related in-service dates and for recently purchased assets from the related acquisition dates.
(2)	Represents the NGL volumes we earn and take title to in connection with our processing activities.
(3)	Volumes reported correspond to the revenue streams earned by our gas plants.
(4)	Represents total NGL, crude oil, refined products and petrochemical transportation volumes plus equivalent energy volumes where 3.8 MMBtus of natural gas transportation volumes are equivalent to one barrel of NGLs transported.

Exhibit C

Enterprise Products Partners L.P.

Selected Commodity Price Information

							Polymer	Refinery
	Natural			Normal		Natural	Grade	Grade	WTI	LLS
	Gas,	Ethane,	Propane,	Butane,	Isobutane,	Gasoline,	Propylene,	Propylene,	Crude Oil,	Crude Oil,
	$/MMBtu	$/gallon	$/gallon	$/gallon	$/gallon	$/gallon	$/pound	$/pound	$/barrel	$/barrel
	(1)	(2)	(2)	(2)	(2)	(2)	(3)	(3)	(4)	(4)
2012 by quarter:
1st Quarter	$2.72	$0.56	$1.26	$1.93	$2.04	$2.39	$0.69	$0.60	$102.93	$119.59
2nd Quarter	$2.21	$0.40	$0.98	$1.62	$1.75	$2.05	$0.66	$0.51	$93.49	$108.47
3rd Quarter	$2.80	$0.34	$0.89	$1.44	$1.62	$2.01	$0.51	$0.37	$92.22	$109.40
4th Quarter	$3.41	$0.28	$0.88	$1.64	$1.82	$2.15	$0.56	$0.48	$88.18	$109.43

YTD 2012 Averages	$2.79	$0.40	$1.00	$1.65	$1.81	$2.15	$0.60	$0.49	$94.20	$111.72

2013 by quarter:
1st Quarter	$3.34	$0.26	$0.86	$1.58	$1.65	$2.23	$0.75	$0.65	$94.37	$113.93
2nd Quarter	$4.10	$0.27	$0.91	$1.24	$1.27	$2.04	$0.63	$0.53	$94.22	$104.63
3rd Quarter	$3.58	$0.25	$1.03	$1.33	$1.35	$2.15	$0.68	$0.58	$105.82	$109.89
4th Quarter	$3.60	$0.26	$1.20	$1.43	$1.45	$2.10	$0.68	$0.56	$97.46	$100.94

YTD 2013 Averages	$3.65	$0.26	$1.00	$1.39	$1.43	$2.13	$0.69	$0.58	$97.97	$107.34

(1)	Natural gas prices are based on Henry-Hub Inside FERC commercial index prices as reported by Platts, which is a division of McGraw Hill Financial, Inc.
(2)	NGL prices for ethane, propane, normal butane, isobutane and natural gasoline are based on Mont Belvieu Non-TET commercial index prices as reported by Oil Price Information Service.
(3)	Polymer-grade propylene prices represent average contract pricing for such product as reported by Chemical Market Associates, Inc. (“CMAI”). Refinery grade propylene prices represent weighted-average spot prices for such product as reported by CMAI.
(4)	Crude oil prices are based on commercial index prices for West Texas Intermediate (“WTI”) as measured on the New York Mercantile Exchange (“NYMEX”) and for Louisiana Light Sweet (“LLS”) as reported by Platts.

For additional information regarding commodity prices, see “Appendix to Financial Tables” at the end of this press release.

Exhibit D

Enterprise Products Partners L.P.

Gross Operating Margin – UNAUDITED

($ in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Total gross operating margin (non-GAAP)	$1,290.8	$1,161.7	$4,818.1	$4,387.0
Adjustments to reconcile non-GAAP gross operating margin to GAAP operating income:
Subtract depreciation, amortization and accretion expense amounts not reflected in gross operating margin	(297.2)	(276.6)	(1,148.9)	(1,061.7)
Subtract impairment charges not reflected in gross operating margin	(39.3)	(5.8)	(92.6)	(63.4)
Add gains or subtract losses attributable to asset sales and insurance recoveries not reflected in gross operating margin	15.0	(16.5)	83.4	17.6
Subtract non-refundable deferred revenues included in gross operating margin attributable to shipper make-up rights on new pipeline projects	(4.4)	—	(4.4)	—
Subtract general and administrative costs not reflected in gross operating margin	(49.4)	(40.1)	(188.3)	(170.3)

Operating income (GAAP)	$915.5	$822.7	$3,467.3	$3,109.2

For information regarding our non-GAAP financial measure of gross operating margin, see “Appendix to Financial Tables” at the end of this press release.

Exhibit E

Enterprise Products Partners L.P.

Distributable Cash Flow – UNAUDITED

($ in millions )

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Net income attributable to limited partners	$698.9	$615.5	$2,596.9	$2,419.9
Adjustments to GAAP net income attributable to limited partners to derive non-GAAP distributable cash flow:
Add depreciation, amortization and accretion expenses	315.3	287.0	1,217.6	1,104.9
Add distributions received from unconsolidated affiliates	64.0	49.2	251.6	116.7
Subtract equity in income of unconsolidated affiliates	(41.2)	(22.1)	(167.3)	(64.3)
Subtract sustaining capital expenditures (1)	(77.8)	(83.5)	(291.7)	(366.2)
Add losses or subtract gains attributable to asset sales and insurance recoveries	(14.9)	16.5	(83.3)	(86.4)
Add cash proceeds from asset sales and insurance recoveries	24.3	31.4	280.6	1,198.8
Subtract losses from the monetization of interest rate derivative instruments	—	—	(168.8)	(147.8)
Add deferred income tax expense or subtract benefit, as applicable	5.8	1.7	37.9	(66.2)
Add impairment charges	39.3	5.8	92.6	63.4
Add or subtract other miscellaneous adjustments to derive non-GAAP distributable cash flow, as applicable	7.4	(15.6)	(15.7)	(39.5)

Distributable cash flow (non-GAAP)	1,021.1	885.9	3,750.4	4,133.3
Adjustments to non-GAAP distributable cash flow to derive GAAP net cash flows provided by operating activities:
Add sustaining capital expenditures reflected in distributable cash flow	77.8	83.5	291.7	366.2
Subtract cash proceeds from asset sales and insurance recoveries reflected in distributable cash flow	(24.3)	(31.4)	(280.6)	(1,198.8)
Add losses from the monetization of interest rate derivative instruments	—	—	168.8	147.8
Add or subtract the net effect of changes in operating accounts, as applicable	416.3	327.7	(97.6)	(582.5)
Add miscellaneous non-cash and other amounts to reconcile non-GAAP distributable cash flow with GAAP net cash flows provided by operating activities	8.4	9.4	32.8	24.9

Net cash flows provided by operating activities (GAAP)	$1,499.3	$1,275.1	$3,865.5	$2,890.9

(1)	Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets. Such expenditures serve to maintain existing operations but do not generate additional revenues.

For information regarding our non-GAAP financial measure of distributable cash flow, see “Appendix to Financial Tables” at the end of this press release.

Exhibit F

Enterprise Products Partners L.P.

Adjusted EBITDA – UNAUDITED

($ in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Net income	$705.7	$617.4	$2,607.1	$2,428.0
Adjustments to GAAP net income to derive non-GAAP Adjusted EBITDA:
Subtract equity in income of unconsolidated affiliates	(41.2)	(22.1)	(167.3)	(64.3)
Add distributions received from unconsolidated affiliates	64.0	49.2	251.6	116.7
Add interest expense, including related amortization	198.1	199.0	802.5	771.8
Add provision for or subtract benefit from income taxes, as applicable	11.3	6.3	57.5	(17.2)
Add depreciation, amortization and accretion in costs and expenses	306.3	282.3	1,185.4	1,094.9

Adjusted EBITDA (non-GAAP)	1,244.2	1,132.1	4,736.8	4,329.9
Adjustments to non-GAAP Adjusted EBITDA to derive GAAP net cash flows provided by operating activities:
Subtract interest expense, including related amortization, reflected in Adjusted EBITDA	(198.1)	(199.0)	(802.5)	(771.8)
Add benefit from or subtract provision for income taxes reflected in Adjusted EBITDA	(11.3)	(6.3)	(57.5)	17.2
Add losses and subtract gains attributable to asset sales and insurance recoveries	(14.9)	16.5	(83.3)	(86.4)
Add deferred income tax expense or subtract benefit, as applicable	5.8	1.7	37.9	(66.2)
Add impairment charges	39.3	5.8	92.6	63.4
Add or subtract the net effect of changes in operating accounts, as applicable	416.3	327.7	(97.6)	(582.5)
Add or subtract miscellaneous non-cash and other amounts to reconcile non-GAAP Adjusted EBITDA with GAAP net cash flows provided by operating activities	18.0	(3.4)	39.1	(12.7)

Net cash flows provided by operating activities (GAAP)	$1,499.3	$1,275.1	$3,865.5	$2,890.9

For information regarding our non-GAAP financial measure of Adjusted EBITDA, see “Appendix to Financial Tables” at the end of this press release.

APPENDIX TO FINANCIAL TABLES

Supplemental Information Regarding Commodity Prices (Exhibit C)

Period-to-period fluctuations in our consolidated revenues and cost of sales amounts are explained in large part by changes in energy commodity prices. Energy commodity prices fluctuate for a variety of reasons, including supply and demand imbalances and geopolitical tensions.

The weighted-average indicative market price for NGLs (based on prices for such products at Mont Belvieu, Texas, which is the primary industry hub for domestic NGL production) was $1.08 per gallon during the fourth quarter of 2013 versus $1.05 per gallon for the fourth quarter of 2012. While average market prices at Mont Belvieu for ethane, normal butane, isobutane and natural gasoline decreased quarter-to-quarter, the average market price of propane at Mont Belvieu increased 36 percent primarily due to international demand for U.S. propane exports.

The market price of natural gas (as measured at the Henry Hub in Louisiana) averaged $3.60 per MMBtu during the fourth quarter of 2013 versus $3.41 per MMBtu during the fourth quarter of 2012 – a 6 percent increase. The increase in prices is generally due to higher natural gas demand for power generation and as a heating fuel.

The market price of WTI crude oil (as measured on the NYMEX) averaged $97.46 per barrel during the fourth quarter of 2013 compared to $88.18 per barrel during the fourth quarter of 2012. As a result of our recent crude oil pipeline infrastructure improvements, we have greater access to U.S. Gulf Coast refiners. Typically, these refining customers purchase crude oil based on LLS prices, which averaged $100.94 per barrel during the fourth quarter of 2013 compared to $109.43 per barrel during the fourth quarter of 2012.

A decrease in our consolidated marketing revenues due to lower energy commodity sales prices may not result in a decrease in gross operating margin or cash available for distribution, since our consolidated cost of sales amounts would also be lower due to comparable decreases in the purchase prices of the underlying energy commodities. The same correlation would be true in the case of higher energy commodity sales prices and purchase costs.

Non-GAAP Financial Measures (Exhibits D, E and F)

Gross operating margin. We evaluate segment performance based on the non-GAAP financial measure of gross operating margin. Gross operating margin (either in total or by individual segment) is an important performance measure of the core profitability of our operations. This measure forms the basis of our internal financial reporting and is used by our executive management in deciding how to allocate capital resources among business segments. We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results. The GAAP financial measure most directly comparable to total segment gross operating margin is operating income.

In total, gross operating margin represents operating income exclusive of (1) depreciation, amortization and accretion expenses; (2) impairment charges, (3) gains and losses attributable to asset sales and insurance recoveries and (4) general and administrative costs. As discussed below, gross operating margin includes equity in income of unconsolidated affiliates and non-refundable deferred transportation revenues relating to the make-up rights of committed shippers associated with certain pipelines. Gross operating margin by segment is calculated by subtracting segment operating costs and expenses (net of the adjustments noted above) from segment revenues, with both segment totals before the elimination of intercompany transactions. In accordance with GAAP, intercompany accounts and transactions are eliminated in consolidation. Gross operating margin is exclusive of other income and expense transactions, income taxes, the cumulative effect of changes in accounting principles and extraordinary charges. Gross operating margin is presented on a 100 percent basis before any allocation of earnings to noncontrolling interests.

We include equity in income of unconsolidated affiliates in our measurement of segment gross operating margin and operating income. Equity investments with industry partners are a significant component of our business strategy. They are a means by which we conduct our operations to align our interests with those of customers and/or suppliers. This method of operation enables us to achieve favorable economies of scale relative to the level of investment and business risk assumed. Many of these businesses perform supporting or complementary roles to our other midstream business operations.

Management includes deferred transportation revenues relating to the make-up rights of committed shippers when reviewing the financial results of certain major new pipeline projects such as the Texas Express Pipeline and Seaway Pipeline. Certain shippers on these systems did not meet their minimum volume commitment beginning in the fourth quarter of 2013, thus revenues associated with each shipper’s make-up rights were deferred in accordance with GAAP. From an internal (and segment) reporting standpoint, management considers the transportation fees paid by committed shippers on major new pipeline projects, including any non-refundable revenues that may be deferred under GAAP related to make-up rights, to be important in assessing their financial performance. From a GAAP perspective, the revenue streams associated with these make-up rights are deferred until the earlier of (i) the deficiency volumes are shipped, (ii) the contractual make-up period expires or (iii) the pipeline is released from its performance obligation. Since management includes such deferred revenues in non-GAAP gross operating margin, these amounts are deducted in determining GAAP-based operating income. Our consolidated revenues do not reflect any deferred revenues until the conditions for recognizing such revenues are met in accordance with GAAP.

Management expects that several of our new pipeline projects, including the ATEX, Texas Express Pipeline and Front Range Pipeline, will experience periods where shippers are unable to meet their contractual minimum volume commitments during 2014. We anticipate that committed shipper transportation volumes on the ATEX may be negatively impacted by producer drilling programs, including the timing of new production well start-ups in the Marcellus and Utica Shale developments. With respect to the Texas Express Pipeline and Front Range Pipeline, we expect that ethane rejection in the supply basins served by these pipelines will adversely impact shipper transportation volumes.

Distributable cash flow. Our management compares the distributable cash flow we generate to the cash distributions we expect to pay our partners. Using this metric, management computes our distribution coverage ratio. Distributable cash flow is an important non-GAAP financial measure for our limited partners since it serves as an indicator of our success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether or not we are generating cash flows at a level that can sustain or support an increase in our quarterly cash distributions. Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is, in part, measured by its yield, which is based on the amount of cash distributions a partnership can pay to a unitholder. The GAAP measure most directly comparable to distributable cash flow is net cash flows provided by operating activities.

Adjusted EBITDA. Adjusted EBITDA is commonly used as a supplemental financial measure by our management and external users of our financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; the ability of our assets to generate cash sufficient to pay interest and support our indebtedness; and the viability of projects and the overall rates of return on alternative investment opportunities.

Since adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies. The GAAP measure most directly comparable to adjusted EBITDA is net cash flows provided by operating activities.